(n)(1)(iii)

FORM OF

AMENDED SCHEDULE A

to the

SEVENTH AMENDED AND RESTATED MULTIPLE CLASS PLAN

PURSUANT TO RULE 18f-3

for

ING FUNDS TRUST

Funds	Classes of Shares
	A	B	C	I	O	P	R	R6	W
ING Floating Rate Fund	Ö	N/A	Ö	Ö	N/A	Ö	Ö	Ö	Ö
ING GNMA Income Fund[1,3]	Ö	Ö	Ö	Ö	N/A	N/A	Ö	Ö	Ö
ING High Yield Bond Fund[2,3,4]	Ö	Ö	Ö	Ö	N/A	Ö	Ö	N/A	Ö
ING Intermediate Bond Fund[1]	Ö	Ö	Ö	Ö	Ö	N/A	Ö	Ö	Ö
ING Short Term Bond Fund	Ö	N/A	Ö	Ö	N/A	N/A	N/A	Ö	Ö
ING Strategic Income Fund	Ö	N/A	Ö	Ö	N/A	N/A	Ö	N/A	Ö

Last Approved: May 23, 2013

Last Amended: May 23, 2013 to add Class R6 shares for ING Short Term Bond Fund.

1 ING GNMA Income Fund and ING Intermediate Bond Fund Class W shares effective December 17, 2007.

2 ING High Yield Bond Fund Class I shares effective July 31, 2008.

3 ING GNMA Income Fund and ING HighYield Bond Fund Class R shares effective date to be determined.

4 ING High Yield Bond Fund Class W shares effective July 29, 2011.